Exhibit 10.1

SECOND AMENDMENT TO OPERATING AGREEMENT

This Second Amendment to Operating Agreement (this “Amendment”) is made this September 12, 2014, between Corinthian Colleges, Inc. and its wholly- and partially-owned subsidiaries (“Corinthian”) and the U.S. Department of Education (the “Department”). This Amendment amends the Operating Agreement executed July 3, 2014 and effective July 8, 2014, between Corinthian and the Department (the “Operating Agreement”), as previously amended.

Recitals

A.                                    WHEREAS, the intent of the parties in entering into the Operating Agreement is to provide Corinthian students an opportunity to complete their education without material interruption, change or additional cost;

B.                                    WHEREAS, Section VI.F of the Operating Agreement calls for Corinthian and the Department to work together to establish a reserve fund of no less than $30 million to be placed into an interest bearing account to be used exclusively for student refunds;

C.                                    WHEREAS, the Department and Corinthian, in consideration of the importance of maintaining educational programs for students enrolled at Corinthian schools, progress made by Corinthian to sell schools to new owners, and the positive impact such sales would have on potential student refund liabilities, have agreed to establish the reserve fund under the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, Corinthian and the Department hereby agree as follows:

1.              Escrow Agreement.  The parties are concurrently contracting with an escrow agent (the “Escrow Agent”) pursuant to a mutually agreeable escrow agreement (the “Escrow Agreement”) to hold the funds deposited pursuant to this understanding. Corinthian is depositing on the date hereof the initial deposit as described in Section 2 below in the escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement.

2.              Funding out of Ongoing Operations.  Upon execution of the Escrow Agreement between the Department, the Escrow Agent and Corinthian, Corinthian is making an initial deposit into the Escrow Account of $500,000. Corinthian will thereafter deposit $250,000 bi-weekly to the Escrow Account starting on September 26, 2014. Corinthian will continue to make deposits on a bi-weekly basis until the Escrow Account is funded in the amount of $30 million.

3.              October Deposit.  On October 23, 2014, Corinthian shall deposit into the Escrow Account the amount of $5,000,000. Upon the deposit of this amount into the Escrow Account, the Department shall not object to Corinthian repaying, consistent with the terms of the Operating Agreement, a portion of its indebtedness to its Lenders, out of any available net non-Title IV cash balances, in an amount equal to $5,000,000.

4.              Funding out of Sale School Proceeds.  Following closing of any transaction related to Sale Schools (as defined in the Operating Agreement) or group of Sale Schools for which the net sale proceeds is more than $750,000, Corinthian will deposit 35% of the net sales proceeds into the Escrow Account until the Escrow Fund is funded in the amount of $30 million. The amounts deposited in the Escrow Account shall be the first proceeds received. The Department acknowledges that the remaining sale proceeds shall be available for general corporate purposes including distribution to its stakeholders in the order of their legal priorities.

5.              Release of Funds. If, upon the completion by Corinthian of the sale of all or substantially all of its Sale Schools (Heald and Everest), it shall be determined that the amount of funds in the Escrow Account is greater than the total Corinthian student refund liability, and if so by how much (“Excess Funds”), then the Excess Funds shall immediately be paid to Corinthian and will be available for distribution to its stakeholders in order of their legal priorities. After the initial determination of Excess Funds, a determination of whether the Escrow account holds Excess Funds shall take place every ninety (90) days thereafter. The amount necessary to satisfy Corinthian’s student refund escrow obligation shall be based upon the amount of Corinthian’s prospective student refund liability at that time, and that determination shall be made in consultation with the Monitor.

6.              Replenishment of Funds.  Should the funds in the Escrow Account reach $30 million and subsequently drop below that amount, Corinthian will make any payment as and to the extent required by paragraph 4 above, and will resume making biweekly deposits as and to the extent required by paragraph 2 above, with the first such biweekly deposit made within two business days of the date on which the Escrow Account drops below $30 million, unless, in either case, it is then determined that there are Excess Funds in the Escrow Account.

7.              Except as amended herein, the Operating Agreement remains in full force and effect, including the provisions of Section IV of the Operating Agreement with respect to allowable and excluded uses associated with Title IV student aid funds.

ACKNOWLEDGED AND AGREED:

CORINTHIAN COLLEGES, INC.

/s/ Jack D. Massimino
Jack D. Massimino
Chairman of the Board and
Chief Executive Officer

U.S. DEPARTMENT OF EDUCATION

/s/ Ted Mitchell
Ted Mitchell
Under Secretary